UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 14, 2005

SONUS PHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-26866	95-4343413
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

22026 20th Avenue S.E., Bothell, Washington   98021

(Address of principal executive offices)

(425) 487-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

At its regularly scheduled meeting on December 14, 2005, the Board of Directors of Sonus Pharmaceuticals, Inc. approved changes to the terms of compensation to be paid to non-employee members of the Board of Directors.  Effective January 1, 2006, compensation for non-employee directors will include an annual retainer of $24,000, paid quarterly, plus $1,250 for each meeting attended in person and $750 for each telephonic meeting.  The new annual retainer represents an increase of $9,000 and the per meeting fees represent an increase of $250.  All directors may be reimbursed for certain expenses incurred for meetings of the Board of Directors for which they attend.  Committee members will receive $500 per committee meeting.  In addition, the Chairman of the Audit Committee will receive an annual retainer of $3,000 paid quarterly, and the Chairman of the of the Board of Directors will receive an annual of retainer $2,000, also paid quarterly.  Previously, the Chairman of the Board and Audit Committee did not receive any additional compensation.

In addition, on an annual basis, it is expected that each current non-employee director will receive an option to acquire 17,000 shares of the Company’s common stock, an increase of 7,000 shares.  If any new directors are appointed, it is expected that they would receive an option to purchase 22,500 shares of the Company’s common stock, an increase of 7,500 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONUS PHARMACEUTICALS, INC.

Date: December 20, 2005	By:	/s/ Alan Fuhrman
Alan Fuhrman
Senior Vice President and Chief Financial
Officer